                                                                    Exhibit 12.2

                               SEMCO ENERGY, Inc.
    Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                             (Thousands of Dollars)


                                                                        Years ended December 31,
                                                       ---------------------------------------------------------
                   Description                           2005        2004        2003        2002       2001
-------------------------------------------------      ----------  ----------  ---------   ----------  ---------
Earnings as defined (a)
Income (loss) before income taxes, dividends
     on trust preferred securities, discontinued
     operations & extraordinary items                  $ 17,758    $  3,689    $   (864)   $ 33,777    $ 21,338
Fixed charges as defined                                 43,999      45,262      47,208      43,956      44,142
Add distributed earnings of equity investees              1,310         772       1,117       1,154         873
Less reported earnings of equity investees               (1,623)     (1,755)     (1,604)     (1,506)     (1,356)
Less preference securities dividend requirements
     of consolidated subsidiaries                             0           0      (6,616)    (13,232)    (13,235)
                                                       --------    --------    --------    --------    --------
     Earnings as defined                               $ 61,444    $ 47,968    $ 39,241    $ 64,149    $ 51,762

Fixed charges as defined (a)
Interest expensed and capitalized                      $ 39,551    $ 40,663    $ 37,316    $ 29,817    $ 30,044
Amortization of debt costs and debt
     basis adjustments                                    3,507       3,630       2,369         158          27
Estimate of Interest within rental expense                  941         969         907         749         836
Preference securities dividend requirements
     of consolidated subsidiaries                             0           0       6,616      13,232      13,235
                                                       --------    --------    --------    --------    --------
     Fixed charges as defined                          $ 43,999    $ 45,262    $ 47,208    $ 43,956    $ 44,142

Preference dividends as defined (a)                    $ 18,316(b) $  6,135    $      -    $      -    $      -
                                                       --------    --------    --------    --------    --------
Combined fixed charges and preferred
    stock dividends                                    $ 62,315    $ 51,397    $ 47,208    $ 43,956    $ 44,142

Ratio of earnings to combined fixed
    charges and preferred stock dividends                    (c)         (d)         (e)       1.46        1.17
                                                       ========    ========    ========    ========    ========

Notes:

(a) "Earnings", "fixed charges" and preferred stock dividends or "preference security dividends" as defined in instructions for Item 503 of Regulation S-K.

(b) For 2005, the preferred stock dividends include a repurchase premium of $12.4 million (tax adjusted) related to the repurchase of the Company's 6% Series B Convertible Preference Stock in March of 2005.

(c) For 2005, the ratio of earnings to combined fixed charges and preferred stock dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $0.9 million. Approximated $12.4 million of earnings were required to cover the repurchase premium discussed in Note (b).

(d) For 2004, the ratio of earnings to combined fixed charges and preferred stock dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $3.4 million.

(e) For 2003, the ratio of earnings to combined fixed charges and preferred stock dividends was less than 1:1. The amount of earnings that would be required to attain a ratio of 1:1 was approximately $8.0 million.